Exhibit 99.1

Delek Logistics Reports Record Third Quarter 2024 Results

•Net income attributable to all partners of $33.7 million
•Reported record Adjusted EBITDA of $106.8 million up 9% year over year
•During the 3rd quarter Delek Logistics:
•Closed the acquisition of H2O Midstream
•Completed the acquisition of Delek US' interest in the Wink to Webster ("W2W") pipeline
•Amended and extended agreements with Delek US for a period of up to seven years
•Announced the final investment decision (FID) on a new gas processing plant adjacent to the existing Delaware plant
•DKL raised $165.3 million from a primary offering in October to fund its accretive growth projects in the Delaware Basin
•Continued with its consistent distribution growth policy with recent increase to $1.100/unit

BRENTWOOD, Tenn., November 6, 2024 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2024.
“Delek Logistics continues to provide the best combination of yield and growth in the midstream sector. We are proud of the 47th consecutive increase in our distribution and we expect to continue to increase our distribution in the future. The completion of our previously announced strategic actions position Delek Logistics as a premier, full-service, midstream provider in the prolific Permian Basin,” said Avigal Soreq, President of Delek Logistics' general partner.
"Our recent equity offering allows us to bring forward additional growth opportunities and strengthen our position in the Delaware basin. We will continue to strengthen and grow DKL through a prudent management of liquidity and leverage," Mr. Soreq continued.
DKL reported third quarter 2024 net income attributable to limited partners of $33.7 million, or $0.71 per diluted common limited partner unit. The third quarter 2024 net income attributable to limited partners included $8.7 million of transaction costs and impacts of sales-type lease accounting. This compares to net income attributable to limited partners of $34.8 million, or $0.80 per diluted common limited partner unit, in the third quarter 2023. Net cash provided in operating activities was $24.9 million in the third quarter 2024 compared to $46.8 million in the third quarter 2023. Distributable cash flow, as adjusted was $62.0 million in the third quarter 2024, compared to $61.4 million in the third quarter 2023.
For the third quarter 2024, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $69.2 million compared to $98.2 million in the third quarter 2023. The third quarter 2024 EBITDA included $8.7 million of transaction costs and impacts of sales-type lease accounting. For the third quarter 2024, Adjusted EBITDA was $106.8 million compared to $98.2 million in the third quarter 2023.
Distribution and Liquidity
On October 29, 2024, Delek Logistics declared a quarterly cash distribution of $1.100 per common limited partner unit for the third quarter 2024. This distribution will be paid on November 14, 2024 to unitholders of record on November 8, 2024. This represents a 0.9% increase from the second quarter 2024 distribution of $1.090 per common limited partner unit, and a 5.3% increase over Delek Logistics’ third quarter 2023 distribution of $1.045 per common limited partner unit. Distribution cash flow coverage ratio, as adjusted for the quarter was 1.1x, lower than our target of 1.3x, primarily because of transitory timing effects. H2O Midstream closed late in the third quarter and W2W distributions came in post the quarter close in October.
As of September 30, 2024, Delek Logistics had total debt of approximately $1.89 billion and cash of $7.3 million and a leverage ratio of approximately 4.15x. Additional borrowing capacity, under the $1.15 billion third party revolving credit facility was $695.1 million.
Consolidated Operating Results
Adjusted EBITDA in the third quarter 2024 was $106.8 million compared to $98.2 million in the third quarter 2023. The $8.6 million increase in Adjusted EBITDA reflects higher contributions from the Midland Gathering systems, terminalling and marketing rate increases, as well as impacts from the W2W dropdown.
Gathering and Processing Segment
Adjusted EBITDA in the third quarter 2024 was $55.0 million compared with $52.9 million in the third quarter 2023. The increase was primarily due to higher throughput from Permian Basin assets and incremental EBITDA from the H2O Midstream acquisition.
Wholesale Marketing and Terminalling Segment

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Adjusted EBITDA in the third quarter 2024 was $24.7 million, compared with third quarter 2023 Adjusted EBITDA of $28.1 million. The decrease was primarily due to a decline in wholesale margins.
Storage and Transportation Segment
Adjusted EBITDA in the third quarter 2024 was $19.4 million, compared with $17.9 million in the third quarter 2023. The increase was primarily due to increased storage and transportation rates.
Investments in Pipeline Joint Ventures Segment
During the third quarter 2024, income from equity method investments was $15.6 million compared to $9.3 million in the third quarter 2023. The increase was primarily due to the impacts of the W2W dropdown.
Corporate
Adjusted EBITDA in the third quarter 2024 was a loss of $7.9 million compared to a loss of $10.0 million in the third quarter 2023.
Third Quarter 2024 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2024 results on Wednesday, November 6, 2024 at 10:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US Holdings, Inc. ("Delek US") owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a significant portion of Delek Logistics' revenue is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties with respect to the possible benefits of the H2O Midstream transaction, as well as from integration post-closing; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; projected capital expenditures, scheduled turnaround activity; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward-looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the Delaware Gathering acquisition; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation.
Sales-Type Leases
During the third quarter of 2024, Delek Logistics and Delek US renewed and amended certain commercial agreements. These amendments required the embedded leases within these agreements to be reassessed under Accounting Standards Codification 842, Leases. As a result of these amendments, certain of these agreements met the criteria to be accounted for as sales-type leases. Therefore, portions of our payments received for minimum volume commitments under agreements subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Prior to the amendments, these agreements were accounted for as operating leases and these minimum volume commitments were recorded as revenues.

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Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our financial information presented in accordance with United States ("U.S.") Generally Accepted Accounting Principles ("GAAP"). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues.
•Adjusted EBITDA - EBITDA adjusted for (i) significant, infrequently occurring transaction costs and (ii) throughput and storage fees associated with the lease component of commercial agreements subject to sales-type lease accounting.
•Distributable cash flow - calculated as net cash flow from operating activities adjusted for changes in assets and liabilities, maintenance capital expenditures net of reimbursements, sales-type lease receipts, net of income recognized and other adjustments not expected to settle in cash.
•Distributable cash flow, as adjusted -calculated as distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted measures are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA and Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of these non-GAAP measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance and liquidity for current and comparative periods. Non-GAAP measures should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, net cash provided by operating activities and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted may be defined differently by other partnerships in our industry, our definitions may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Consolidated Balance Sheets (Unaudited)
(In thousands, except unit data)
	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$7,317	$3,755
Accounts receivable	48,173	41,131
Accounts receivable from related parties	—	28,443
Lease receivable - affiliate	23,852	—
Inventory	4,632	2,264
Other current assets	1,967	676
Total current assets	85,941	76,269
Property, plant and equipment:
Property, plant and equipment	1,480,553	1,320,510
Less: accumulated depreciation	(440,557)	(384,359)
Property, plant and equipment, net	1,039,996	936,151
Equity method investments	322,745	241,337
Customer relationship intangible, net	191,655	181,336
Marketing contract intangible, net	—	102,155
Other intangibles, net	95,538	59,536
Goodwill	12,203	12,203
Operating lease right-of-use assets	15,222	19,043
Net lease investment - affiliate	186,361	—
Other non-current assets	11,062	14,216
Total assets	$1,960,723	$1,642,246

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$35,683	$26,290
Accounts payable to related parties	442	—
Current portion of long-term debt	—	30,000
Interest payable	15,559	5,805
Excise and other taxes payable	7,641	10,321
Current portion of operating lease liabilities	5,371	6,697
Accrued expenses and other current liabilities	4,886	11,477
Total current liabilities	69,582	90,590
Non-current liabilities:
Long-term debt, net of current portion	1,894,257	1,673,789
Operating lease liabilities, net of current portion	5,820	8,335
Asset retirement obligations	15,453	10,038
Other non-current liabilities	20,719	21,363
Total non-current liabilities	1,936,249	1,713,525
Total liabilities	2,005,831	1,804,115
Preferred units - 70,000 units issued and outstanding at September 30, 2024	70,000	—
Equity (Deficit):
Common unitholders - public; 12,932,311 units issued and outstanding at September 30, 2024 (9,299,763 at December 31, 2023)	282,458	160,402
Common unitholders - Delek Holdings; 34,111,278 units issued and outstanding at September 30, 2024 (34,311,278 at December 31, 2023)	(397,566)	(322,271)
Total deficit	(115,108)	(161,869)
Total liabilities, preferred units and deficit	$1,960,723	$1,642,246

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Delek Logistics Partners, LP
Consolidated Statement of Income and Comprehensive Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenues:
Affiliate	$114,899	$156,411	$411,352	$414,403
Third party	99,171	119,413	319,421	351,857
Net revenues	214,070	275,824	730,773	766,260
Cost of sales:
Cost of materials and other - affiliate	84,015	115,149	279,962	298,262
Cost of materials and other - third party	33,495	35,479	99,300	106,587
Operating expenses (excluding depreciation and amortization presented below)	27,746	32,611	88,895	85,302
Depreciation and amortization	19,969	23,261	67,882	65,494
Total cost of sales	165,225	206,500	536,039	555,645
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	174	392	569	1,397
General and administrative expenses	15,745	5,545	26,624	19,666
Depreciation and amortization	1,235	1,324	4,024	3,923
Other operating income, net	(117)	(491)	(1,294)	(804)
Total operating costs and expenses	182,262	213,270	565,962	579,827
Operating income	31,808	62,554	164,811	186,433
Interest income	(23,470)	—	(23,498)	—
Interest expense	37,022	36,901	112,547	104,581
Income from equity method investments	(15,602)	(9,296)	(31,974)	(22,897)
Other expense (income), net	34	(3)	(177)	(24)
Total non-operating expenses, net	(2,016)	27,602	56,898	81,660
Income before income tax expense	33,824	34,952	107,913	104,773
Income tax expense	150	127	533	685
Net income attributable to partners	$33,674	$34,825	$107,380	$104,088
Comprehensive income attributable to partners	$33,674	$34,825	$107,380	$104,088

Net income per limited partner unit:
Basic	$0.71	$0.80	$2.32	$2.39
Diluted	$0.71	$0.80	$2.32	$2.39
Weighted average limited partner units outstanding:
Basic	47,109,008	43,588,316	46,248,003	43,578,636
Diluted	47,135,101	43,604,792	46,269,423	43,598,547
Cash distribution per common limited partner unit	$1.095	$1.045	$3.255	$3.105

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2024	2023	2024	2023
Cash flows from operating activities
Net cash provided by operating activities	$24,944	$46,828	$156,441	$110,630
Cash flows from investing activities
Net cash used in investing activities	(299,107)	(741)	(314,528)	(55,634)
Cash flows from financing activities
Net cash provided by (used in) financing activities	276,369	(49,620)	161,649	(58,784)
Net increase (decrease) in cash and cash equivalents	2,206	(3,533)	3,562	(3,788)
Cash and cash equivalents at the beginning of the period	5,111	7,715	3,755	7,970
Cash and cash equivalents at the end of the period	$7,317	$4,182	$7,317	$4,182

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reconciliation of Net Income to EBITDA:
Net income	$33,674	$34,825	$107,380	$104,088
Add:
Income tax expense	150	127	533	685
Depreciation and amortization	21,204	24,585	71,906	69,417
Amortization of marketing contract intangible	601	1,803	4,206	5,408
Interest expense, net	13,552	36,901	89,049	104,581
EBITDA	69,181	98,241	273,074	284,179
Throughput and storage fees for sales-type leases	28,972	—	28,972	—
Transaction costs	8,676	—	8,676	—
Adjusted EBITDA	$106,829	$98,241	$310,722	$284,179

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$24,944	$46,828	$156,441	$110,630
Changes in assets and liabilities	29,049	16,439	30,531	81,368
Non-cash lease expense	(3,788)	(2,960)	(5,689)	(7,407)
Distributions from equity method investments in investing activities	704	3,037	3,377	4,477
Regulatory and sustaining capital expenditures not distributable	(3,396)	(2,069)	(7,682)	(5,924)
Reimbursement from (refund to) Delek Holdings for capital expenditures	—	(69)	282	942
Sales-type lease receipts, net of income recognized	5,474	—	5,474	—
Accretion	446	(177)	73	(529)
Deferred income taxes	(247)	(124)	(451)	(753)
Gain on disposal of assets	97	491	6,727	804
Distributable Cash Flow	53,283	61,396	189,083	183,608
Transaction costs	8,676	—	8,676	—
Distributable Cash Flow, as adjusted (1)	$61,959	$61,396	$197,759	$183,608
(1) Distributable cash flow adjusted to exclude transaction costs associated with the H2O Midstream Acquisition.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation (Unaudited)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Distributions to partners of Delek Logistics, LP	$56,613	$45,558	$158,397	$135,334

Distributable cash flow	$53,283	$61,396	$189,083	$183,608
Distributable cash flow coverage ratio (1)	0.94x	1.35x	1.19x	1.36x
Distributable cash flow, as adjusted	61,959	61,396	197,759	183,608
Distributable cash flow coverage ratio, as adjusted (2)	1.09x	1.35x	1.25x	1.36x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) Distributable cash flow coverage ratio, as adjusted is calculated by dividing distributable cash flow, as adjusted for transaction costs by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)

	Three Months Ended September 30, 2024
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$39,910	$51,682	$23,307	$—	$—	$114,899
Third party	41,617	55,256	2,298	—	—	99,171
Total revenue	$81,527	$106,938	$25,605	$—	$—	$214,070

Adjusted EBITDA	$55,024	$24,695	$19,404	$15,602	$(7,896)	$106,829
Transaction costs	—	—	—	—	8,676	8,676
Throughput and storage fees for sales-type leases	12,644	4,450	11,878	—	—	28,972
Segment EBITDA	$42,380	$20,245	$7,526	$15,602	$(16,572)	$69,181
Depreciation and amortization	16,424	2,796	1,218	—	766	21,204
Amortization of customer contract intangible	—	601	—	—	—	601
Interest income	(11,531)	(3,707)	(8,232)	—	—	(23,470)
Interest expense	—	—	—	—	37,022	37,022
Income tax expense						150
Net income						$33,674

Capital spending	$62,086	$1,202	$1,910	$—	$—	$65,198

	Three Months Ended September 30, 2023
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$55,419	$70,610	$30,382	$—	$—	$156,411
Third party	39,406	76,500	3,507	—	—	119,413
Total revenue	$94,825	$147,110	$33,889	$—	$—	$275,824

Adjusted EBITDA	$52,906	$28,135	$17,914	$9,288	$(10,002)	$98,241
Segment EBITDA	$52,906	$28,135	$17,914	$9,288	$(10,002)	98,241
Depreciation and amortization	19,263	1,769	2,704	—	849	24,585
Amortization of customer contract intangible	—	1,803	—	—	—	1,803
Interest expense	—	—	—	—	36,901	36,901
Income tax expense						127
Net income						$34,825

Capital spending	$12,002	$2,123	$522	$—	$—	$14,647

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	Nine Months Ended September 30, 2024
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$143,992	$175,463	$91,897	$—	$—	$411,352
Third party	126,061	186,345	7,015	—	—	319,421
Total revenue	$270,053	$361,808	$98,912	$—	$—	$730,773

Adjusted EBITDA	$167,463	$80,174	$54,283	$31,974	$(23,172)	$310,722
Transaction costs	—	—	—	—	8,676	8,676
Throughput and storage fees for sales-type leases	12,644	4,450	11,878	—	—	28,972
Segment EBITDA	$154,819	$75,724	$42,405	$31,974	$(31,848)	273,074
Depreciation and amortization	56,640	6,143	6,515	—	2,608	71,906
Amortization of customer contract intangible	—	4,206	—	—	—	4,206
Interest income	(11,559)	(3,707)	(8,232)	—	—	(23,498)
Interest expense	—	—	—	—	112,547	112,547
Income tax expense						533
Net income						$107,380

Capital spending	$84,160	$1,223	$5,167	$—	$—	$90,550

	Nine Months Ended September 30, 2023
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$157,362	$156,437	$100,604	$—	$—	$414,403
Third party	123,132	221,809	6,916	—	—	351,857
Total revenue	$280,494	$378,246	$107,520	$—	$—	$766,260

Adjusted EBITDA	$161,014	$78,071	$46,316	$22,889	$(24,111)	$284,179
Segment EBITDA	$161,014	$78,071	$46,316	$22,889	$(24,111)	284,179
Depreciation and amortization	54,511	5,338	7,109	—	2,459	69,417
Amortization of customer contract intangible	—	5,408	—	—	—	5,408
Interest income	—	—	—	—	—	—
Interest expense	—	—	—	—	104,581	104,581
Income tax expense						685
Net income						$104,088

Capital spending	$62,168	$2,527	$3,933	$—	$—	$68,628

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Gathering and Processing	2024	2023	2024	2023
Regulatory capital spending	$—	$31	$—	$31
Sustaining capital spending	284	980	1,292	980
Growth capital spending (1)	61,802	10,991	82,868	61,157
Segment capital spending	$62,086	$12,002	$84,160	$62,168
Wholesale Marketing and Terminalling
Regulatory capital spending	$379	$292	406	371
Sustaining capital spending	823	1,679	817	754
Growth capital spending	—	152	—	1,402
Segment capital spending	$1,202	$2,123	$1,223	$2,527
Storage and Transportation
Regulatory capital spending	$366	$522	$688	$1,670
Sustaining capital spending	1,544	—	4,479	2,263
Growth capital spending	—	—	$—	$—
Segment capital spending	$1,910	$522	$5,167	$3,933
Consolidated
Regulatory capital spending	$745	$845	$1,094	$2,072
Sustaining capital spending	2,651	2,659	6,588	3,997
Growth capital spending (1)	61,802	11,143	82,868	62,559
Total capital spending	$65,198	$14,647	$90,550	$68,628
(1) 2024 includes $53.4 million of capital spending related to the new gas processing plant.

Delek Logistics Partners, LP
Segment Operating Data (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gathering and Processing Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	68,430	70,153	71,576	64,835
Refined products pipelines to Enterprise Systems	55,283	63,991	59,681	54,686
El Dorado Gathering System	13,886	14,774	12,113	13,935
East Texas Crude Logistics System	35,891	36,298	26,319	29,928
Midland Gathering System	185,179	248,443	201,796	230,907
Plains Connection System	188,421	250,550	218,323	248,763
Delaware Gathering Assets:
Natural Gas Gathering and Processing (Mcfd(1))	75,719	69,737	76,092	72,569
Crude Oil Gathering (average bpd)	125,123	111,973	124,190	110,935
Water Disposal and Recycling (average bpd)	123,856	99,158	120,360	104,920
Midland Water Gathering System:
Water Disposal and Recycling (average bpd) (2)	100,335	—	100,335	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (3)	70,172	69,178	69,246	57,894
Big Spring marketing throughputs (average bpd)	22,700	81,617	60,109	78,399
West Texas marketing throughputs (average bpd)	6,552	10,692	5,276	9,871
West Texas gross margin per barrel	$3.38	$9.64	$2.85	$8.76
Terminalling throughputs (average bpd) (4)	160,849	121,430	152,272	116,455
(1) Mcfd - average thousand cubic feet per day.
(2) 2024 volumes include volumes from September 11, 2024 through September 30, 2024.
(3) Excludes jet fuel and petroleum coke.
(4) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.

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Investor Relations and Media/Public Affairs Contact:
investor.relations@delekus.com
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (https://www.deleklogistics.com/investor-relations), news webpage (https://www.deleklogistics.com/news-releases) and its X account (@DelekLogistics).

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